KPMG LLP

Chartered Accountants

Telephone

(403) 691-8000

2700-205 5 Avenue SW

Telefax

(403) 691-8008

Calgary AB  T2P 4B9

Internet

www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Paramount Energy Operating Company

as Administrator of Paramount Energy Trust

We consent to the incorporation by reference of the following reports in this registration statement on Form F-3 of Paramount Energy Trust (the “Trust”), which reports appear in the Annual Report on Form 40-F of the Trust dated March 13, 2007:

•

our audit report dated March 6, 2007 on the consolidated balance sheets of Paramount Energy Trust as at December 31, 2006 and 2005, and the consolidated statements of earnings and deficit and cash flows for each of the years in the two-year period ended December 31, 2006,

•

our audit report on the reconciliation to United States GAAP dated March 7, 2007,

•

our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, dated March 7, 2007,

•

our Report of Independent Registered Public Accounting Firm dated March 7, 2007 on Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Accountants

Calgary, Canada
April 20, 2007

KPMG LLP, a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.

KPMG Canada provides services to KPMG LLP.